Exhibit 10.3

Unsecured Promissory Note

Euclid, Ohio

July 17, 2023

For Value Received, US Lighting Group, Inc., a Florida corporation (the “USLG”), promises to pay to Anthony R. Corpora (the “Corpora”), a resident of the State of Ohio, in lawful money of the United States of America, the principal sum of $97,920 with interest as provided for in this unsecured promissory note (this “Note”).

Background. On May 24, 2023, Corpora obtained a personal loan in the original principal amount of $97,920 from Pinnacle Bank and provided these funds to USLG to support the company’s operations (the “Pinnacle Loan”). On May 19, 2023, Corpora executed an unsecured promissory note payable to Pinnacle Bank evidencing the Pinnacle Loan, a copy of which is attached to this Note (the “Pinnacle Note”). The Pinnacle Note is in the original principal amount of $97,920, bears annual interest of 14.49%, with 84 monthly payments of $1,861.63 commencing on June 25, 2023 with the final payment on May 25, 2030. The Pinnacle Note may be prepaid at any time without penalty.

Capitalized Terms. Capitalized terms not otherwise defined in this Note shall have the same meaning provided in the Pinnacle Note.

Limits of Liability. Corpora is the chief executive officer of USLG, and Corpora funded this Note with borrowings under the Pinnacle Note. However, USLG has no obligations under the Pinnacle Note and has not guaranteed Corpora’s obligations under the Pinnacle Note. As a result, USLG is only obligated to make the payments to Corpora required by this Note. So long as USLG is not in Default (as defined below) under this Note, Corpora shall make all payments required on the Pinnacle Note.

Interest. All amounts outstanding under this Note shall bear interest at the rate of interest paid by Corpora under the Pinnacle Note, without any additions, profit, or mark up by Corpora. Interest shall accrue as described in the Pinnacle Note.

Monthly Payments. Unless USLG is in Default (as defined below) or as otherwise specifically provided for in this Note, USLG will make 84 monthly payments of $1,861.63 to Corpora commencing on June 25, 2023 with the final payment on May 25, 2030 as described in the Pinnacle Note.

Prepayment. USLG may prepay this Note at any time without penalty so long as the Pinnacle Note may be prepaid without penalty.

Fees. USLG shall pay Corpora for any fees incurred by Corpora to obtain the Pinnacle Loan.

Default. USLG shall be in default under this Note if it fails to meet any of its obligations contained in this Note and after written notice by Corpora to USLG of the failure, USLG does not cure that failure within three business days of the written notice (“Default”). In Corpora’s sole discretion, Corpora can waive a Default, and such waiver shall not be construed as a waiver of any other provision of this Note or as a future waiver of any prior or subsequent failure or Default of USLG. USLG shall have an ongoing obligation under this Note to immediately notify Corpora in writing of any failure of USLG to meet any obligation herein and to immediately take steps to correct such failure. In the event of Default, all amounts outstanding under this Note are due and payable immediately upon written demand by Corpora. If USLG’s Default causes an Event of Default under the Pinnacle Note, then USLG shall pay to Corpora all amounts incurred by Corpora as a result of the Event of Default.

Bankruptcy. Notwithstanding anything herein to the contrary, upon the commencement of any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, receivership or liquidation or similar proceeding of any jurisdiction relating to the USLG, all amounts owed by the USLG to Corpora in connection with this Note shall become immediately due and payable without presentment, demand, protest or notice of any kind.

No Setoff. All payments under this Note shall be made without setoff, counterclaim or deduction of any kind. Any amount owing by the USLG to Corpora shall not be reduced in any way by any outstanding obligations of Corpora to the USLG, whether such obligations are monetary or otherwise.

Bank Account. Payments of principal of and interest with respect to this Note are to be made to Corpora or to such account as Corpora shall designate from time-to-time.

Waiver and Amendment. The USLG hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. No delay on the part of Corpora in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Note shall in any event be effective against Corpora or USLG unless the same shall be in writing and signed and delivered by such party.

Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of Ohio without giving effect to any provision that would require the application of any other jurisdiction’s laws.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Signature page to Unsecured Promissory Note

US Lighting Group, Inc. /s/ Donald O. Retreage, Jr.	/s/ Anthony R. Corpora
By Donald O. Retreage, Jr., CFO	Anthony R. Corpora, individually

3